NEWS RELEASE

TSX: CLG; AMEX: CLG

Suite 950 – 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C. Canada V7X 1M4

Tel: 604.608.2557   Fax: 604.608.2559   www.cumberlandresources.com

News Release 05-11

September 8, 2005

Cumberland Reports Discovery of New Gold Zone at the Meadowbank Gold Project

CUMBERLAND RESOURCES LTD. (TSX: CLG; AMEX: CLG) is pleased to report that a new near surface gold zone has been discovered during the Phase II 2005 drill program at the Company’s 100% owned Meadowbank gold project, located 70 kilometres north of the Hamlet of Baker Lake, Nunavut.  The Phase II program is focused on increasing the 2.8 million ounce open pit gold reserves1 at Meadowbank.  The recently discovered mineralization is centered approximately 350 metres north of the proposed Portage open pit which contains the largest reserves (1,534,000 ounces1) of the three proposed open pits at Meadowbank.

Newly Discovered Cannu Gold Zone

The Cannu zone became a 2005 drill target by re-interpretation of a 1998 drill hole (NP98-305) that yielded a near surface intersection containing 4.41 g/t over 6.65 metres.  Geological mapping and anomalous surface samples collected in July 2005 assisted in outlining the fold structure hosting the Cannu gold mineralization and in determining Phase II drill targets. Cannu zone drill results and location maps are attached below.

To date assay results have been received from the first seven holes completed in the Phase II program at the Cannu zone. All seven of the current drill holes have returned grades and thickness above cutoffs used for recent feasibility study resource and reserve estimates. Highlights include:

Hole NP05-571:   7.06 g/t over 7.44m at 28 m below surface

Hole NP05-573:   2.65 g/t over 4.95m at 5 m below surface

Hole NP05-575: 21.36 g/t over 1.75m at 72 m below surface

Hole NP05-576:   4.14 g/t over 5.47m at 21 m below surface

       and 16.44 g/t over 2.87m at 30 m below surface

                    and 2.07 g/t over 2.35m at 39 m below surface

Hole NP05-577:    6.66 g/t over 3.50m at 6 m below surface

         and 7.27 g/t over 6.23m at 32 m below surface

         and 4.73  g/t over 5.55m at 40 m below surface

The Cannu zone is along trend from the open pit reserves at the Portage and Goose Island deposits. The zone is hosted in a shallow bowl shaped (fold) structure (see attached Cannu section 1700N) comprised of the same interbedded iron formation and volcaniclastics found at the other deposits on the property. Mineralization is similar to that comprising the Portage and Goose Island deposits and multiple zones or stacking is apparent (NP05-576,577).  The proposed Portage open pit, located 350 metres south, is currently host to 1,534,000 ounces of proven and probable gold reserves1.

Assay results from the remaining drill holes at the Cannu discovery will be announced as received.

Meadowbank Gold Project

Cumberland is advancing Meadowbank towards open pit production of 315,000 ounces of gold per year over an 8.3 year mine life with an estimated total cash cost of US$224 per ounce.  A feasibility study2 was completed by AMEC Americas Ltd. in February 2005, SG Corporate & Investment Banking was appointed Financial Adviser in June 2005 in connection with potential debt financing, and development permitting is entering the final stages.  Operations from three, shallow open pits are planned to commence in mid-2008, provided final permits and licenses are obtained in early 2006.

Meadowbank Open Pit Gold Production Profile2

Proven and Probable Reserves	2,768,000 ounces[1]
Mine Throughput	2.73 Mtpa
Mine Life	8.3 years
Average Annual Production Rate Years 1 to 4 Life of Mine	375,000 ounces 315,000 ounces
Total Cash Cost per Oz. Years 1 to 4 Life of Mine	US$199 US$224

Meadowbank Open Pit Gold Reserves – Q1/20051

Pit	Category	Tonnes	Grade (g/t)	Ounces
Portage
	Proven	1,253,000	5.19	209,100
	Probable	9,927,000	4.15	1,324,500
Goose
	Probable	2,247,000	5.09	367,700
Vault
	Proven	53,000	3.31	5,600
	Probable	8,416,000	3.18	860,400

Note:  95% mining recovery and contact dilution applied.

Cumberland is a well financed mineral exploration and development company.  The Company completed a feasibility study on the Meadowbank gold project (100% interest) in Nunavut and is advancing the project towards production.  The Company also holds a 22% carried to production interest in the Meliadine West gold project and a 50% interest in the Meliadine East gold project, both located in Nunavut. The shares of Cumberland are traded on the Toronto Stock Exchange and the American Stock Exchange under the symbol CLG.

CUMBERLAND RESOURCES LTD.

”Kerry M. Curtis, B.Sc., Geo.”
President and CEO

For further information contact:  Kerry Curtis, President and CEO or Joyce Musial, Manager, Investor Relations

Qualified Person - Gordon I. Davidson, P.Geol., is Exploration Manager, Canada, for Cumberland Resources Ltd. and is the designated Q.P. for the Meadowbank Project.  Mr. Davidson has supervised drill hole planning, implementation and quality control/quality assurance programs at the Meadowbank Project since 2002.  Drill core analysis is performed on split core with standard fire assay procedures and AA finish.  QA/QC programs employ random insertion of four internal standards, field duplicates and blank samples. Gravimetric analysis is performed on any sample yielding greater than 1 g/t gold in fire assay. Primary assaying is performed by IPL Laboratories, of Vancouver.  ACME Analytical Laboratories of Vancouver provides external reference assaying.  True thickness of intersections ranges from 95-100% of intersected widths.

Forward Looking Statements and Risks - This News Release contains “forward-looking statements”, including, but not limited to, statements regarding our expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates. Forward-looking statements express, as at the date of this report, our plans, estimates, forecasts, projections, expectations or beliefs as to future events or results. We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in our AIF filed with the Securities Commissions of the Provinces of British Columbia, Alberta, Ontario, Quebec and Nova Scotia and the Toronto Stock Exchange and in our 20F filed with the United States Securities and Exchange Commission (the “SEC”).

Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves - The estimates of mineral reserves described in this News Release have been prepared in accordance with Canadian National Instrument 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7.  Accordingly, the Company’s disclosure of mineral reserves in this News Release may not be comparable to information from U.S. companies subject to the SEC’s reporting and disclosure requirements.

1  Meadowbank Gold Reserves (First Quarter 2005) - The open pit mining reserves have been prepared in accordance with NI 43-101. Mr. Mark Pearson, P.Eng, Principal Mining Engineer with AMEC Americas Limited is the independent Qualified Person responsible for preparation of stated reserves.

2 Meadowbank Feasibility Study (First Quarter 2005) – The feasibility study incorporates improvements to the mine model as a result of a re-design completed in 2004 by the Company and the study manager, AMEC Americas Ltd. (“AMEC”). The results from the Study are summarized in a Technical Report, dated March 31, 2005, prepared by AMEC in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101. Construction scheduling and capital cost estimation has been prepared by Merit International Consultants Inc. (“Merit”). Metallurgical and process test work was completed by SGS Lakefield Research Ltd.  Process design was completed by International Metallurgical and Environmental Inc. and AMEC. Supporting geotechnical engineering, hydrogeological and geochemical studies were completed by Golder Associates Ltd. (“Golder”). The Study has been prepared in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101 (“NI 43-101”).  Assumptions include a long term gold price of US$400/oz. and an exchange rate of US$0.75 per Cdn$1.00.

2005 PHASE II DIAMOND DRILLING: Cannu Zone Composites
HOLE - ID	LOCATION		FROM	TO	GRADE	WIDTH
	Northing	Easting	(m)	(m)	Au (g/t)	(m)
NP05-571	1650N	675W	21.93	22.30	1.60	0.37
			28.33	35.77	7.06	7.44
			51.59	51.89	1.44	0.30
			56.38	57.13	2.72	0.75
NP05-572	1650N	800W	7.07	9.15	2.95	2.08
			11.57	12.02	1.10	0.45
			26.25	27.83	3.65	1.58
			46.62	48.46	2.41	1.84
NP05-573	1675N	668W	4.25	9.20	2.65	4.95
			45.53	46.61	1.58	1.08
NP05-574	1675N	692W	31.00	35.00	2.07	4.00
			54.02	54.40	1.19	0.38
			79.54	79.87	1.11	0.33
NP05-575	1650N	725W	14.72	15.10	1.60	0.38
			19.90	20.20	1.75	0.30
			35.13	37.62	1.42	2.49
			46.55	47.35	5.96	0.80
			63.16	63.57	1.24	0.41
			72.30	72.90	3.30	0.60
			83.05	84.80	21.36	1.75
			107.13	107.53	4.60	0.40
NP05-576	1700N	743W	24.18	29.65	4.14	5.47
			30.65	31.18	1.42	0.53
			36.78	39.65	16.44	2.87
			45.55	47.90	2.07	2.35
			53.08	53.38	1.60	0.30
NP05-577	1700N	705W	4.80	8.30	6.66	3.50
			34.27	40.50	7.27	6.23
			42.75	48.30	4.73	5.55
			60.35	62.12	7.54	1.77
			64.25	64.55	1.70	0.30
			76.47	77.75	1.28	1.28
			86.98	87.50	3.10	0.52
			90.55	92.00	9.14	1.45

E-800.00
E-750.00
E-700.00
E-650.00
150.00 m
A
A'
Surface
NP05-576
NP99-368
NP05-577
NP99-367
6.66/3.50
4.41/5.47
16.44/2.87
2.07/2.35
1.40/1.65
10.00/1.05
7.27/6.23
4.73/5.55
51.00
100.00 m
7.54/1.77
2.48/3.25
3.15/2.00
Interbedded Iron Formation and Intermediate Volcanics
Intermediate Volcanics
9.14/1.45
101.00
102.00
50.00 m
119.00
CUMBERLAND RESOURCES LTD.
Meadowbank Gold Project
2005 Cannu Drill Results
Section 1700N, Viewing North
Composites g/t / metres

CUMBERLAND
RESOURCES LTD.
Meadowbank Gold Project
Portage and Cannu Discovery Plan Map
-12+00 E
-8+00 E
24+00 N
20+00 N
16+00 N
12+00 N
8+00 N
4+00 N
BLON
4+00 S
Cannu Zone
Section 1700 N
A
A'
590
585
587
576
577
574
578
575
572
571
589
584
588
586
Second
Portage
Lake
Portage Deposit
Open Pit Mining Reserves
1,534,000 oz.
Airstrip (in construction)
Exploration
Camp
Third
Portage
Lake
Legend
Pre 2005 DDH
2005 DDH
Assays Complete
2005 DDH
Assays Pending
Open Pit Outline
Surface Trace of
Mineralization
0
50
100
200